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EXHIBIT (a)(1)(i)

[CELESTICA LETTERHEAD]

CELESTICA INC.

OFFER TO PURCHASE SPECIFIED OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:01 P.M., EASTERN TIME,
ON JULY 11, 2005, UNLESS THE OFFER IS EXTENDED

June 13, 2005

Celestica Inc., an Ontario corporation ("Celestica"), is offering to purchase, from all eligible participants (described below) holding outstanding options to buy our subordinate voting shares issued pursuant to any of our Long-Term Incentive Plan, as amended (the "LTIP"), Second Amended and Restated Non-Qualified Stock Option Plan, as amended, 2000 Non-Qualified Stock Option Plan and 2000 Equity Incentive Plan, as amended, all of their options with an exercise price of U.S.$30.00 or greater or Cdn.$40.00 or greater for Canadian dollar-denominated options (collectively, the "Options"), in exchange for a cash payment of U.S.$1.00 per option (the "Option Purchase Price"). We refer to these plans, which includes the LTIP and plans we assumed in connection with our acquisition of Manufacturers' Services Limited, collectively as the "Plans." We sometimes refer to this offer as the "Option Exchange Program."

We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase Specified Options and in the related Letter of Transmittal, a copy of which is enclosed herewith (which together, as they may be amended from time to time, constitute the offer).

You are only eligible to participate in this offer if you:

  •
  are not a member of Celestica's board of directors;

  •
  are not the Chief Executive Officer, the President or the Chief Financial Officer of Celestica;

  •
  were not retired from Celestica or our subsidiaries on or before March 31, 2005; and

  •
  are an employee of Celestica or our subsidiaries and hold at least one Option on June 13, 2005, the date of this offer.

We refer to individuals who meet these eligibility requirements as eligible participants.

If you choose to participate in the Option Exchange Program, you must tender all of your eligible Options in the offer.

We will pay the purchase price of U.S.$1.00 per Option, less applicable taxes, for each properly tendered Option not validly withdrawn if the tendered Options are accepted for payment following completion of the offer.

For each Option properly tendered by an eligible participant entitled to receive an aggregate Option Purchase Price of U.S.$10,000 or less, we will pay the Option Purchase Price, less any applicable taxes, promptly following the expiration date (which is July 11, 2005, at 5:01 P.M., Eastern Time, unless we extend it). For each Option properly tendered by each eligible participant entitled to receive an aggregate Option Purchase Price of more than U.S.$10,000, we will pay 50% of the Option Purchase Price payable, less any applicable taxes, promptly following the expiration date and the balance of the Option Purchase Price will be deferred for three years. We will pay interest on the deferred portion of the Option Purchase Price at an annual rate of 2.5%, compounded annually. Payment of the Option Purchase Price will be made in the applicable local currency for an Option holder's place of employment, calculated using the average nominal noon exchange rates of such currency at the Bank of Canada for the month of June 2005. Any eligible participant who ceases to be an employee of Celestica or our subsidiaries during this three-year period, other than as a result of death, disability, retirement or our termination of the employee without cause, will forfeit his or her right to receive the deferred portion of the Option Purchase Price and any accrued interest. We will withhold any applicable income and employment (payroll) taxes from the Option Purchase Price (and the interest paid on the deferred portion of the Option Purchase Price). We will accept for payment all properly tendered Options not validly withdrawn.

All Options we accept for payment will be cancelled effective as of the expiration date and the cancelled Options will no longer be exercisable. This offer is not conditioned upon a minimum number of Options being tendered. This offer is subject to the conditions that we describe in Section 6 of this offer.

Although our board of directors has approved this offer, neither Celestica nor its board of directors makes any recommendation as to whether you should tender your Options. You must make your own decision whether to tender your Options.

Our subordinate voting shares are quoted on the New York Stock Exchange under the symbol "CLS" and on the Toronto Stock Exchange under the symbol "CLS.SV." On June 10, 2005, the closing sales price of our subordinate voting shares (i) as quoted on the New York Stock Exchange was U.S.$12.99 per share and (ii) as quoted on the Toronto Stock Exchange was Cdn.$16.19 per share. We recommend that you obtain current market quotations for our subordinate voting shares before deciding whether to elect to tender your Options.

It is possible that our share price may increase after the date that your tendered Options are accepted for payment pursuant to the terms and conditions of this offer, and if that occurs, you will not have any right to participate in the share price appreciation with respect to the subordinate voting shares underlying such Options, although the Options you tender in this offer might otherwise have been worth more than the payment you received for them in this offer. Alternatively, our subordinate voting share price may decrease after the expiration date.

As of May 31, 2005, there were 6,962,264 eligible Options outstanding. If all of the Options eligible to participate in this offer had been exercised on May 31, 2005, the subordinate voting shares issuable upon exercise of such Options would represent approximately 3.56% of the total subordinate voting shares outstanding as of that date.

You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Purchase Specified Options or the accompanying Letter of Transmittal to Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613. Alternatively, you may contact your site representative as listed on Schedule II.

IMPORTANT

IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE LETTER OF TRANSMITTAL, A COPY OF WHICH IS ENCLOSED HEREWITH, AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE LETTER OF TRANSMITTAL SO THAT WE RECEIVE IT PRIOR TO 5:01 P.M., EASTERN TIME, ON JULY 11, 2005.

WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY TENDER OF ELIGIBLE OPTIONS FROM, OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SUCH OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL, A COPY OF WHICH IS ENCLOSED HEREWITH. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF THE COMPANY OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS PROVIDED IN AN AGREEMENT BETWEEN THE COMPANY AND ANY PERSON, THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EACH EMPLOYEE REMAINS "AT WILL."

THIS OFFER TO PURCHASE SPECIFIED OPTIONS HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE SPECIFIED OPTIONS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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INDEX TO SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE OFFER		1
1.	What securities is Celestica offering to purchase?	1
2.	Are all of my option grants eligible for this offer?	1
3.	Are unvested options eligible for purchase?	1
4.	How much will Celestica pay to purchase the Options?	1
5.	When will I receive payment for my Options that are accepted for payment?	1
6.	If I accept the purchase offer, do I have to tender all of my eligible Options?	2
7.	Who is eligible to participate in this offer?	2
8.	How was the Option Purchase Price determined?	2
9.	What will happen to any options I hold that are not eligible for the offer or that I elect not to tender?	3
10.	Why is Celestica making the offer?	3
11.	What interests do the directors and members of senior management of Celestica have in the offer?	3
12.	Is this a repricing?	3
13.	Are there conditions to this offer?	3
14.	Apart from receiving the Option Purchase Price, what are the consequences of participating in the offer?	3
15.	How do I find out the details regarding my existing stock options?	4
16.	Can I tender options that I have already exercised or subordinate voting shares that I have purchased through Celestica's employee share ownership plans?	4
17.	How will Celestica fund the payment for the tendered Options?	4
18.	How does a leave of absence impact the offer?	4
19.	What are the tax consequences if I tender my Options in the offer?	5
20.	What are the tax consequences if I do not elect to tender my Options in the offer?	5
21.	May I defer any portion of the Option Purchase Price?	5
22.	Will there be another opportunity to participate in this Option Exchange Program in the future?	5
23.	Are the individuals listed on Schedule I the only employees who are likely to be considered for future grants of stock options?	6
24.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	6

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO TENDER OPTIONS FOR PURCHASE		6
25.	When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?	6
26.	What do I need to do?	6
27.	During what period of time may I change my previous election?	7

28.	Do I have to return a Letter of Transmittal if I do not want to tender my Options?	7
29.	What happens if I do not submit a Letter of Transmittal by the expiration date?	7
30.	What happens to my Options if I do not accept the offer or if my Options are not accepted for purchase?	8
31.	Do I have to participate in the offer?	8
32.	What do the officers and the members of our board of directors think of this offer?	8
33.	What are the risks in tendering my Options?	8
34.	Is there any information regarding Celestica that I should be aware of?	8
35.	What are the accounting consequences to Celestica of making this offer?	9
36.	Will someone at Celestica advise me on what I should do in the offer?	9
37.	Whom should I contact if I have additional questions about the offer?	9

SUMMARY TERM SHEET

The following are answers to some of the questions you may have about this offer. We urge you to read this entire Offer to Purchase Specified Options and the accompanying Letter of Transmittal carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Purchase Specified Options where you can find a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER

  1.
  What securities is Celestica offering to purchase?

We are offering to purchase all outstanding Options to purchase Celestica's subordinate voting shares issued under the Plans with an exercise price of U.S.$30.00 or greater, or Cdn.$40.00 or greater for Canadian dollar-denominated options.

  2.
  Are all of my option grants eligible for this offer?

Not necessarily. Eligible Options are only those issued under the Plans which have an exercise price of U.S.$30.00 or greater, or Cdn.$40.00 or greater for Canadian dollar-denominated options. Moreover, we are offering to purchase only those Options that are held by eligible participants who remain eligible through the date of this offer. (Section 1).

  3.
  Are unvested options eligible for purchase?

Yes. All your Options that are otherwise eligible for purchase in the offer may be tendered, regardless of whether they are vested or unvested.

  4.
  How much will Celestica pay to purchase the Options?

We will pay the Option Purchase Price of U.S.$1.00 per Option, less any applicable withholding taxes. We will make all payments in the applicable local currency in the same manner as you are currently paid, calculated using the average nominal noon exchange rates of such currency at the Bank of Canada for the month of June 2005.

  5.
  When will I receive payment for my Options that are accepted for payment?

If you are eligible to receive an aggregate Option Purchase Price of U.S.$10,000 or less, we will pay the Option Purchase Price, less any applicable taxes, promptly following the expiration date. The expiration date is July 11, 2005, at 5:01 P.M., Eastern Time, unless we extend it. No interest will accrue and no interest will be paid on any portion of the Option Purchase Price payable promptly following the expiration date. (Section 5). Eligible participants may not defer receipt of the Option Purchase Price.

If you are eligible to receive an aggregate Option Purchase Price of more than U.S.$10,000, we will pay 50% of the Option Purchase Price payable, less any applicable taxes, promptly following the expiration date and the balance of the Option Purchase Price will be deferred for a period of three years. We will pay interest on the deferred portion of the Option Purchase Price at an annual rate of 2.5%, compounded annually. Applicable taxes will also be withheld on the payment of the deferred portion of the Option Purchase Price and any payment of interest thereon. If you cease to be an employee of Celestica or our subsidiaries during this three-year period, other than as a result of death, disability, retirement or our termination of your employment without cause, you will forfeit your right to receive the deferred portion of the Option Purchase Price and any accrued interest.

  6.
  If I accept the purchase offer, do I have to tender all of my eligible Options?

Yes, you have to choose to tender all or none of your Options in the offer. (Section 1).

  7.
  Who is eligible to participate in this offer?

You are only eligible to participate in this offer if you:

  •
  are not a member of Celestica's board of directors;

  •
  are not the Chief Executive Officer, the President or the Chief Financial Officer of Celestica;

  •
  were not retired from Celestica or our subsidiaries on or before March 31, 2005; and

  •
  are an employee of Celestica or our subsidiaries and hold at least one Option on June 13, 2005, the date of this offer.

We refer to individuals who meet all these eligibility requirements as eligible participants.

  8.
  How was the Option Purchase Price determined?

The U.S.$1.00 purchase price to be paid for each Option represents approximately a one-third discount to the average estimated present value of the Options as at February 21, 2005 ($1.52) based on a binomial option pricing model. Our board of directors considered a variety of factors in determining the appropriate purchase price for Options in the Option Exchange Program, including employee turnover, option exercise patterns, volatility of market prices for our subordinate voting shares and dividend yield. The board of directors then applied the discount to the estimated value of the Options in order to balance the interests of our employees with the financial interests of our shareholders. Based on these and other factors, our board of directors determined the Option Purchase Price to be an attractive price to the holders of Options and a fair price for the purchase of Options in the offer.

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  9.
  What will happen to any options I hold that are not eligible for the offer or that I elect not to tender?

Those options will remain outstanding on their existing terms and conditions. The vesting schedules of any outstanding options that are not eligible, or are not tendered, for purchase in the offer will remain unchanged.

  10.
  Why is Celestica making the offer?

We are undertaking the Option Exchange Program as part of a restructuring of our long-term incentive arrangements. We seek to provide more effective equity-based incentive arrangements to employees and to reduce the market overhang associated with our out-of-the-money options.

  11.
  What interests do the directors and members of senior management of Celestica have in the offer?

Our directors, Chief Executive Officer, President and Chief Financial Officer are not eligible to participate in the offer.

A list of our members of senior management, other than the Chief Executive Officer, the President and the Chief Financial Officer, and the number of eligible Options beneficially owned by each of them is attached to this Offer to Purchase Specified Options as Schedule I. Other persons who might be "control persons" of Celestica do not own Options.

  12.
  Is this a repricing?

No. This is not a repricing because we are not resetting the exercise price of the Options you currently hold and we are not offering to exchange Options you currently hold for new options with a lower exercise price. Instead, you will receive the Option Purchase Price, less any applicable taxes, for the Options you tender in the offer. (Section 1).

  13.
  Are there conditions to this offer?

Although the offer is not conditioned upon a minimum number of eligible Options being tendered, the offer is subject to a number of other conditions we describe in Section 6.

  14.
  Apart from receiving the Option Purchase Price, what are the consequences of participating in the offer?

If you elect to tender your Options for the Option Purchase Price, you must also authorize Celestica to deduct the amount of the applicable income and employment (payroll) taxes from the aggregate Option Purchase Price you will receive upon payment for your properly tendered Options. (Section 13).

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In addition, we do not presently intend to grant any new options to tendering participants for at least six months and one day after the cancellation of the Options we accept in the offer. If we were to grant you any options before the expiration of the six month and one day-period, our grant of those options to you would be treated under existing U.S. generally accepted accounting principles (GAAP) as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of your Option shares you elected to tender and to the extent the per share exercise price of such new options is less than the per share exercise price of the Options you elected to tender. In this event, in our U.S. GAAP reconciliation we would be required to record as a compensation expense the amount by which the market value of the subordinate voting shares subject to the new options exceeds the exercise price of those subordinate voting shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the subordinate voting shares subject to the new options.

There is no assurance that you will be granted any options after the six month and one day-period expires.

  15.
  How do I find out the details regarding my existing stock options?

You can contact Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613.

  16.
  Can I tender options that I have already exercised or subordinate voting shares that I have purchased through Celestica's employee share ownership plans?

No. This offer only pertains to Options and does not apply in any way to subordinate voting shares you have purchased, whether upon the exercise of options, through our employee share ownership plans or otherwise, whether or not those subordinate voting shares have vested. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised, whether or not you have received confirmation of exercise for the subordinate voting shares purchased.

  17.
  How will Celestica fund the payment for the tendered Options?

We will use cash on hand to make payment on the terms set forth in this offer with respect to all properly tendered Options not validly withdrawn. (Section 8).

  18.
  How does a leave of absence impact the offer?

You are eligible to participate in this offer if you are on a Celestica-approved leave of absence on June 13, 2005.

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  19.
  What are the tax consequences if I tender my Options in the offer?

Your tax consequences will differ depending upon which countries' laws are applicable to you. (Section 13).

We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer under any foreign, state and/or local tax laws or regulations.

Employees subject to Canadian Tax

For residents of Canada, the full value of the Option Purchase Price, including the deferred portion of the Option Purchase Price, if applicable, owing to an eligible participant who tenders Options for cancellation is taxed as employment income of the eligible participant in the year that the Options are tendered. However, that amount will be eligible for the 50% stock option deduction normally afforded to stock option exercises.

Employees subject to United States Tax

For citizens or residents of the United States, the cash amount paid to an eligible participant who tenders Options for cancellation is taxed as employment income of the participant in the year it is received. The Option Purchase Price (and any payment of interest thereon) will be subject to withholding of income and employment (payroll) taxes.

Employees not subject to Canadian or United States Taxation

See Section 13 for a discussion of certain tax consequences.

  20.
  What are the tax consequences if I do not elect to tender my Options in the offer?

If you elect not to tender your Options in the offer, there should be no immediate income tax consequences.

  21.
  May I defer any portion of the Option Purchase Price?

You may not elect to defer any portion of the Option Purchase Price. However, if you are entitled to receive an aggregate Option Purchase Price of more than U.S.$10,000, we will defer payment of 50% of your Option Purchase Price for a period of three years.

  22.
  Will there be another opportunity to participate in this Option Exchange Program in the future?

No, this is a one-time offer.

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  23.
  Are the individuals listed on Schedule I the only employees who are likely to be considered for future grants of stock options?

No. Schedule I represents those members of senior management who currently hold eligible Options. Members of senior management, whether or not they hold Options, and other employees may be considered for grants of options in the future.

  24.
  Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A decision to participate in the offer will not affect whether or not you are granted options in the future. Members of senior management are those employees most likely to be considered for future grants of options. However, there can be no assurance that any options will be issued to any employees in the future.

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR
ELECTING TO TENDER OPTIONS FOR PURCHASE

  25.
  When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

The offer expires on July 11, 2005, at 5:01 P.M., Eastern Time, unless we extend it. We call this date the expiration date. No exceptions will be made to this deadline. If you wish to tender any Options, you must return a properly completed and signed Letter of Transmittal, a copy of which is enclosed herewith, so that we RECEIVE it prior to this deadline.

Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 A.M., Eastern time, on the next business day following the previously scheduled expiration date of this offer. (Section 14).

  26.
  What do I need to do?

If you choose to participate in this offer, you must complete, sign and return your Letter of Transmittal, a copy of which is enclosed herewith, and deliver it to us so that we receive it prior to 5:01 P.M., Eastern Time, on July 11, 2005, unless the offer is extended. (Section 3). We will reject any Letters of Transmittal received after this deadline.

Your acceptance of the offer will be effective only if it is actually RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you deliver your Letter of Transmittal, a copy of which is enclosed herewith, personally or send it by mail to your site representative, as listed on Schedule II, well in advance of the expiration date. In addition, for participants in Canada, a drop box for your Letter of Transmittal will be provided in the Human Resources department at 844 Don Mills Road and in the Mail Room at 1150 Eglinton Avenue East and for participants in the United States, you may send your Letter of Transmittal to the Celestica U.S. Human Resources Service Center by facsimile at 1-877-899-0402. Alternatively, you may send your Letter of Transmittal to Towers Perrin by facsimile at +44 117-984-4622. Delivery by e-mail will not be accepted. If you have questions about delivery, you may contact Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613, or you may contact your site representative as listed on Schedule II. You should carefully review the Offer to Purchase Specified Options, the Letter of Transmittal provided to you, and all of their attachments before tendering your Options.

6

If we extend the offer beyond the expiration date of July 11, 2005, then you must sign and deliver the Letter of Transmittal provided to you before the extended expiration date of the offer.

We will reject any Letter of Transmittal or tendered Options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered Options. If you do not sign and deliver the Letter of Transmittal provided to you before the offer expires, it will have the same effect as if you rejected the offer. (Section 3).

Subject to our rights to extend, terminate or amend this offer, as described in Sections 6 and 14, we will accept all of the properly tendered Options on the business day after the offer expires. (Sections 6 and 14).

  27.
  During what period of time may I change my previous election?

You will have the right to withdraw your tendered Options at any time before the expiration date. (Section 4). Subject to our rights to extend, terminate or amend this offer, as described in Sections 6 and 14, we will accept all of the properly tendered Options on the business day after the offer expires. (Sections 6 and 14).

  28.
  Do I have to return a Letter of Transmittal if I do not want to tender my Options?

You are not required to do so, but we are asking all recipients to complete and deliver the accompanying Letter of Transmittal to us by the deadline specified above indicating whether or not you choose to tender your Options. (Section 3).

  29.
  What happens if I do not submit a Letter of Transmittal by the expiration date?

If you do not submit a Letter of Transmittal by the expiration date, then you will not participate in the offer. All Options you currently hold will remain unchanged with their original exercise price and original terms.

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  30.
  What happens to my Options if I do not accept the offer or if my Options are not accepted for purchase?

Nothing. If you do not accept the offer, or if we do not accept any Options tendered for purchase, you will keep all of your Options and you will not receive any cash. No changes will be made to your Options. (Sections 4 and 14).

  31.
  Do I have to participate in the offer?

No. This is a voluntary program. Whether you choose to participate will have no effect on your employment with Celestica.

  32.
  What do the officers and the members of our board of directors think of this offer?

Although our board of directors has approved this offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should tender or refrain from tendering your Options for cash.

  33.
  What are the risks in tendering my Options?

Because the cash to be received by you for your properly tendered Options is U.S.$1.00 per Option, less any applicable taxes, if the price of our subordinate voting shares rises substantially above the exercise price of your Options, you could receive more income by retaining the Options. If you are eligible to receive an aggregate Option Purchase Price of more than U.S.$10,000 and cease to be an employee of Celestica or our subsidiaries during the three-year deferral period, you may forfeit your right to receive the deferred portion of the Option Purchase Price and any accrued interest. (Section 5). In addition, we do not presently intend to grant any new options to all participants for at least six months and one day after the date we cancel the Options accepted by us in the offer. There is no assurance that you will be granted any options after the six month and one day-period expires.

  34.
  Is there any information regarding Celestica that I should be aware of?

Your decision whether to accept or reject this offer should take into account the factors we describe in this document as well as the various risks inherent in our business.

Therefore, before making your decision, you should carefully review this offer, including the information about Celestica we refer you to in Section 9 of this document. We incorporate that information by reference into this offer. This information includes certain financial information that we have incorporated by reference to our Annual Report on Form 20-F for the year ended December 31, 2004 and our Current Report on Form 6-K including financial information for our quarter ended March 31, 2005. (Section 9). You should also review the materials filed with the U.S. Securities and Exchange Commission (the "SEC") described in Section 16 of this document.

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You may also find additional information about us on our website at www.celestica.com. The information on our website is not deemed to be a part of this offer.

  35.
  What are the accounting consequences to Celestica of making this offer?

If consummated, this offer will result in a compensation charge to us of U.S.$6,962,264.00 if all of the Options outstanding on May 31, 2005 are tendered and accepted for purchase. We expect that this charge will be reflected on our consolidated financial statements for the third quarter of 2005.

  36.
  Will someone at Celestica advise me on what I should do in the offer?

Celestica cannot advise you whether to keep or tender your Options. We recommend you discuss your personal situation with your own professional advisors and then decide whether to participate in the offer.

  37.
  Whom should I contact if I have additional questions about the offer?

For additional information about the offer, you may contact Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613. Alternatively, you may contact your site representative as listed on Schedule II.

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THE OFFER

Section 1.    Eligible Options; Option Purchase Price; Expiration Date

This offer relates only to eligible options issued pursuant to any of the Plans, with an exercise price of U.S.$30.00 or greater, or Cdn.$40.00 or greater for Canadian dollar-denominated options, held by employees other than members of the Board of Directors of Celestica, the Chief Executive Officer, the President and the Chief Financial Officer of Celestica, participants who retired from Celestica or our subsidiaries on or before March 31, 2005 and employees who ceased to be employed by Celestica or our subsidiaries prior to June 13, 2005, the date of the offer.

The Plans are employee benefit plans as defined in Rule 405 under the Securities Act of 1933. As of May 31, 2005, there were outstanding Options to purchase an aggregate of 6,962,264 subordinate voting shares that were eligible for this offer. Assuming exercise of all of the Options eligible to participate in this offer, the subordinate voting shares issuable upon exercise of such Options represent approximately 3.56% of the total subordinate voting shares outstanding as of May 31, 2005.

We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase Specified Options and in the related Letter of Transmittal, a copy of which is enclosed herewith. These documents together, as they may be amended from time to time, constitute the offer.

We are offering to purchase Options from eligible participants for U.S.$1.00 per Option. Amounts paid under the Option Exchange Program will be subject to applicable withholding taxes. For each Option properly tendered by each eligible participant entitled to receive an aggregate Option Purchase Price of U.S.$10,000 or less, we will pay the Option Purchase Price, less applicable taxes, promptly following the expiration date (which is July 11, 2005 at 5:01 P.M., Eastern Time, unless we extend it). For each Option properly tendered by each eligible participant entitled to receive an aggregate Option Purchase Price of more than U.S.$10,000, we will pay 50% of the Option Purchase Price payable, less applicable taxes, promptly following the expiration date and the balance of the Option Purchase Price will be deferred for three years. We will pay interest on the deferred portion of the Option Purchase Price at an annual rate of 2.5%, compounded annually. Payment of the Option Purchase Price will be made in the applicable local currency for your place of employment, calculated using the average nominal noon exchange rates of such currency at the Bank of Canada for the month of June 2005. Applicable taxes will also be withheld on the payment of the deferred portion of the Option Purchase Price and any payment of accrued interest thereon. Any eligible participant who ceases to be an employee of Celestica or our subsidiaries during this three-year period, other than as a result of death, disability, retirement or our termination of the employee without cause, will forfeit his or her right to receive the deferred portion of the Option Purchase Price and any accrued interest.

Our offer is subject to the terms and conditions described in this Offer to Purchase Specified Options and the Letter of Transmittal, a copy of which is enclosed herewith. We will not accept Options unless they are properly tendered for purchase and not validly withdrawn in accordance with Section 4 of this Offer to Purchase Specified Options before the offer expires on the expiration date.

If you choose to tender any of your Options in the Option Exchange Program, you must tender all of your Options.

Upon the terms and subject to the conditions of this offer, we will accept for purchase, and purchase, Options that are properly tendered on or before the expiration date and are not validly withdrawn in accordance with Section 4. This offer is not conditioned upon a minimum number of Options being tendered. This offer is subject to the conditions that we describe in Section 6 of this Offer to Purchase Specified Options.

Subordinate voting shares subject to options issued under the Plans, other than the LTIP, will not be reissued.

The term expiration date means 5:01 P.M., Eastern Time, on July 11, 2005, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term expiration date will refer to the latest time and date at which the offer expires. See Sections 6 and 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of various conditions to the offer.

We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease or otherwise change the consideration we will give you as consideration for your Options;

  •
  change the type of Options eligible to be tendered in the offer; or

  •
  increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the subordinate voting shares issuable upon exercise of the Options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or Canadian or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

Section 2.    Purpose of the Offer

We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. Many of the options under the Plans have exercise prices significantly higher than the current trading range of the subordinate voting shares. As a result, Celestica believes that these significantly out-of-the-money options have become ineffective incentives because, in order to be an effective incentive, employees must believe that options provide them with an opportunity to realize value within a reasonable period of time. In light of Celestica's current share price, Celestica recognizes that employees may believe that their opportunity for realizing value from some of their most significantly out-of-the-money options is limited. In addition, since these out-of-the-money options are not exercised in the ordinary course, they contribute to an increasing market overhang.

Options validly tendered under the Option Exchange Program will be cancelled. Since the LTIP limits the number of subordinate voting shares that may be issued pursuant to options or other rights granted under the LTIP to 29,000,000, in the aggregate, the cancellation of validly-tendered LTIP options will permit Celestica to grant new options or other rights under the LTIP in respect of the subordinate voting shares that had been reserved for issuance pursuant to the cancelled options. At May 31, 2005, under the terms of the LTIP, options and restricted stock units in respect of 19,486,050 subordinate voting shares were outstanding and we were entitled to issue up to 8,487,431 additional options or stock units. We are also permitted to satisfy our obligations under the LTIP through the delivery of subordinate voting shares purchased in the market or in cash. The number of subordinate voting shares issuable under the Plans, other than the LTIP, will be reduced by the number of Options cancelled pursuant to the Option Exchange Program.

From time to time, we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee structure and assignments and revisions to our audit committee, nominating/governance committee and compensation committee charters), including any changes that we deem necessary or appropriate in light of the requirements of the Ontario Securities Commission, Sarbanes-Oxley Act of 2002 and the SEC rules under the Act, the Toronto Stock Exchange's or New York Stock Exchange's revised corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.

We currently have approval to spend up to $200.3 million, at management's discretion, to repurchase our Liquid Yield Option™ Notes due 2020 (the LYONs).(1) We may from time to time repurchase LYONs in the open market or through privately negotiated transactions. The amount and timing of future purchases cannot be determined at this time. As at March 31, 2005, we had outstanding LYONs with a principal amount at maturity of $614.4 million payable August 1, 2020. Holders of the instruments have the option to require us to repurchase their LYONs on August 2, 2005, at a price of $572.82 per LYON, for a total of $352.0 million. We may elect to settle our repurchase obligation in cash or shares, or any combination thereof. We may use cash on hand, borrowings under our credit agreement or proceeds from the issuance of additional securities to fund these repurchases.

(1)
Liquid Yield Option is a trademark of Merrill Lynch & Co., Inc.

Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, including those filings referenced in Section 9 of this Offer to Purchase Specified Options with respect to Celestica and filings made by beneficial owners of more than 5% of Celestica's subordinate voting shares, neither we, nor, to our knowledge, members of our senior management, directors or other control persons currently have definitive plans or proposals that relate to or would result in:

    (a)    an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries taken as a whole;

    (b)    any purchase, sale or transfer of a material amount of our assets or those of our subsidiaries taken as a whole;

    (c)    any material change in our current dividend policy, our indebtedness or our capitalization;

    (d)    any change in our current board of directors or management, including, but not limited to, a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

    (e)    any other material change in our corporate structure or business;

    (f)    our subordinate voting shares becoming delisted from the Toronto Stock Exchange or the New York Stock Exchange or eligible for termination of registration pursuant to Section 12(g)(4) of the United States Securities Exchange Act of 1934 as amended (the "Securities Exchange Act");

    (g)    the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

    (h)    the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to our plans or acquisitions by us pursuant to our previously authorized and disclosed stock repurchase program and the LYONs repurchase program; or

    (i)    any change in our Articles of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Celestica by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE SPECIFIED OPTIONS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

Section 3.    Procedures

Making Your Election. To accept this offer, you must complete the accompanying Letter of Transmittal and sign and deliver it to us so that we receive it before the expiration date, which is 5:01 P.M., Eastern Time, July 11, 2005, unless extended.

Your election will be effective only if RECEIVED by us by the expiration date. To ensure timely delivery, we recommend that you deliver your Letter of Transmittal personally, well in advance of the expiration date, to your site representative. In addition, for participants in Canada, a drop box for your Letter of Transmittal will be provided in the Human Resources department at 844 Don Mills Road and in the Mail Room at 1150 Eglinton Avenue East and for participants in the United States, you may send your Letter of Transmittal to the Celestica U.S. Human Resources Service Center by facsimile at 1-877-899-0402. Alternatively, you may send your Letter of Transmittal to Towers Perrin by facsimile at +44-117-984-4622. Delivery by e-mail will not be accepted.

If you have questions about delivery, you may contact Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613, or you may contact your site representative as listed on Schedule II.

By tendering your Options and returning to us your completed Letter of Transmittal, you are authorizing us to deduct from the aggregate Option Purchase Price you will receive upon payment for your properly tendered Options the amount of all applicable income and employment (payroll) taxes.

Your signature on, and return of, the accompanying Letter of Transmittal will constitute your agreement to these terms, effective upon our acceptance of your validly tendered Options.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND USE OF CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. DELIVERY BY E-MAIL WILL NOT BE ACCEPTED.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of subordinate voting shares subject to Options and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal or tendered Options to the extent that we determine they were not properly executed or delivered or that it is unlawful to accept the tendered Options. Subject to our rights to extend, terminate or amend this offer, as described in Sections 6 and 14, we will accept all of the properly tendered Options on the business day after this offer expires. We may, in our sole discretion, waive any defect or irregularity in any Letter of Transmittal with respect to any particular Options or any particular Option holder. No Options will be properly tendered until all defects or irregularities have been cured by the Option holder tendering the Options or waived by us. Neither we nor any other person is obligated to waive any defect or irregularity in any Letter of Transmittal with respect to any particular Options or any particular Option holder, give notice of receipt of any Letter of Transmittal or of any defects or irregularities involved in the tendering of any Options, and no one will be liable for failing to waive an irregularity or give notice of receipt of any Letter of Transmittal or any such defects or irregularities.

Our Acceptance Constitutes an Agreement. Subject to our right to withdraw this offer described in Section 4, if you tender your Options and you return your Letter of Transmittal, a copy of which is enclosed herewith, according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of this offer on the date of our acceptance of your properly tendered and not validly withdrawn eligible Options.

Section 4.    Withdrawal Rights

You may withdraw tendered Options only by following the procedures described in this Section 4.

You may withdraw the Options you tendered for purchase at any time before 5:01 P.M., Eastern Time, on July 11, 2005. If the offer is extended by us beyond that time, you may withdraw your Options at any time until the extended expiration of the offer.

You can also withdraw your Options elected for tender after the expiration of this offer if we have not provided notice that we have accepted Options elected for tender after the expiration of 40 business days from the commencement of the offer.

To validly withdraw the Options, you must deliver a written notice of withdrawal with the required information listed below to your site representative, place it in the drop boxes for Canadian participants or send it to the Celestica U.S. Human Resources Service Center for United States participants as described in Section 3 above or send it to Towers Perrin by facsimile at +44-117-984-4622 and we must RECEIVE the notice of withdrawal before the expiration date. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

The notice of withdrawal must specify the name of the Option holder who is electing to withdraw all the Options tendered. Except as described in the following sentence, the notice of withdrawal must be executed by the Option holder who elected to tender the Options sought to be withdrawn. If the signature is by a trustee, executor, administrator, guardian or attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration date.

You may not rescind any withdrawal, but you may re-elect to tender eligible Options. Options you withdraw will thereafter be deemed not properly elected for tender for purposes of the offer unless you properly re-elect to tender your Options before the expiration date by submitting a new Letter of Transmittal and following the procedures described above.

Subject to our rights to extend, terminate or amend this offer, as described in Sections 6 and 14, we will accept all properly tendered Options on the business day after this offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Letter of Transmittal or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Letter of Transmittal, notice of withdrawal, or any defects or irregularities therein. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Letters of Transmittal and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5.    Acceptance for Purchase of Options and Payment of Cash Amount

We will pay for tendered Options promptly after the termination as required by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act. If we withdraw this offer, you will keep all of your Options on their existing terms and conditions and you will not receive any cash. Upon the terms and subject to the conditions of this offer, and promptly after the expiration date, we will accept for purchase all Options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your Options, you, by tendering your Options, irrevocably release all of your rights thereunder. If we extend the date by which we are permitted to accept and cancel the Options properly tendered, you will be paid, in accordance with the terms and conditions of this offer, promptly after the extended expiration date.

For each Option properly tendered by each eligible participant entitled to receive an aggregate Option Purchase Price of U.S.$10,000 or less, we will pay the full Option Purchase Price per Option, less applicable taxes, promptly after the expiration date. For each Option properly tendered by each eligible participant entitled to receive an aggregate Option Purchase Price of more than U.S.$10,000, we will pay 50% of the Option Purchase Price payable, less applicable taxes, promptly after the expiration date and the balance of the Option Purchase Price will be deferred for three years. We will pay interest on the deferred portion of the Option Purchase Price at an annual rate of 2.5%, compounded annually. Any eligible participant who ceases to be an employee of Celestica or its subsidiaries during this three-year period, other than as a result of death, disability, retirement or termination without cause, will forfeit his or her right to receive the deferred portion of the Option Purchase Price and any accrued interest. We will make all payments in the applicable local currency in the same manner as you are currently paid, calculated using the average nominal noon exchange rates of such currency at the Bank of Canada for the month of June 2005. AMOUNTS PAID UNDER THE OPTION EXCHANGE PROGRAM WILL BE SUBJECT TO APPLICABLE INCOME AND EMPLOYMENT (PAYROLL) TAXES.

Section 6.    Conditions of the Offer

Upon expiration of this offer, assuming none of the events listed in this Section 6 has occurred, we will promptly accept for payment all of the properly tendered Options not validly withdrawn. If we reject all of the tendered Options, we will communicate this to you by posting the information on the Global Human Resources intranet site under "Option Exchange" by 5:00 P.M., Eastern Time, on the business day after this offer expires. If we accept all of the properly tendered Options, they will be purchased and cancelled as described herein. If we reject them all, you will keep all of your current Options and you will not receive any cash.

Notwithstanding any other provision of the offer, we will not be required to accept any Options elected for tender, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Options tendered for purchase, in each case, subject to certain securities laws limitations, if, at any time on or after June 13, 2005 and before the expiration date of this offer, any of the following events has occurred or has been determined by us, in our reasonable judgment, to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of Options tendered for purchase (in which case, promptly after we determine the occurrence of such event or events, we will notify you of the event or events upon which we based our decision to terminate or amend this offer or postpone our acceptance and cancellation of Options elected for purchase):

    (a)    we are required by the SEC or other regulatory agency to extend the expiration date beyond July 11, 2005;

    (b)    there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer or the acquisition of some or all of the Options tendered for purchase pursuant to this offer;

    (c)    there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court, authority, agency or tribunal that would directly or indirectly:

      (i)    make the acceptance for purchase or the purchase of some or all of the Options tendered for purchase illegal or otherwise restrict or prohibit the consummation of this offer;

      (ii)    delay or restrict our ability, or render us unable, to accept for purchase or to purchase some or all of the Options tendered in this offer; or

      (iii)    materially and adversely affect the business, condition (financial or other), income, operations or prospects of Celestica;

    (d)    there shall have occurred:

      (i)    any general suspension of trading in, or limitation on prices for, securities on any U.S. or Canadian securities exchange or in the over-the-counter market;

      (ii)    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, whether or not mandatory;

      (iii)    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States or Canada;

      (iv)    any decrease of greater than 50% of the market price of the subordinate voting shares or any change in the general political, market, economic or financial conditions in the United States, Canada or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Celestica or on the trading of our subordinate voting shares; or

      (v)    in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

    (e)    a tender or exchange offer with respect to some or all of our subordinate voting shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      (i)    any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding subordinate voting shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding subordinate voting shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 13, 2005;

      (ii)    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 13, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding subordinate voting shares; or

      (iii)    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

    (f)    any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, will have a material adverse effect on us or our subsidiaries.

The conditions to this offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of this offer. Other than those dependent on the receipt of necessary governmental approvals, we may waive these conditions, in whole or in part, at any time and from time to time prior to the expiration of this offer, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts or circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons and entities.

Section 7.    Price Range of Subordinate Voting Shares

There is no established trading market for the Options. Our subordinate voting shares are quoted on the New York Stock Exchange under the symbol "CLS" and on the Toronto Stock Exchange under the symbol "CLS.SV." The following table shows, for the periods indicated, the high and low daily closing prices per subordinate voting share.

	NYSE
	HIGH		LOW
Year Ended December 31, 2003
First Quarter	U.S.$	17.43	U.S.$	10.45
Second Quarter		16.78		9.78
Third Quarter		19.90		13.80
Fourth Quarter		18.10		13.20
Year Ended December 31, 2004
First Quarter	U.S.$	21.15	U.S.$	15.26
Second Quarter		19.95		16.03
Third Quarter		19.01		12.25
Fourth Quarter		15.70		12.44
First Quarter, 2005	U.S.$	14.11	U.S.$	12.68
Second Quarter, 2005 (April 1 through June 10)		13.58		11.07

	TSX
	HIGH		LOW
Year Ended December 31, 2003
First Quarter	Cdn.$	27.05	Cdn.$	16.10
Second Quarter		22.40		14.10
Third Quarter		27.29		19.12
Fourth Quarter		23.71		17.41
Year Ended December 31, 2004
First Quarter	Cdn.$	27.84	Cdn.$	20.00
Second Quarter		26.97		21.60
Third Quarter		24.96		15.83
Fourth Quarter		18.85		15.47
First Quarter, 2005	Cdn.$	17.75	Cdn.$	15.52
Second Quarter, 2005 (April 1 through June 10)		16.50		14.11

As of June 10, 2005, the closing price of our subordinate voting shares as quoted on the New York Stock Exchange was U.S.$12.99 per share and on the Toronto Stock Exchange was Cdn.$16.19 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR SUBORDINATE VOTING SHARES BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

Section 8.    Source and Amount of Funds

As of May 31, 2005, there were outstanding Options to purchase an aggregate of 6,962,264 subordinate voting shares that were eligible for this offer. Assuming exercise of all of the Options eligible to be tendered in this offer, the subordinate voting shares issuable upon exercise of such Options represent approximately 3.56% of the total subordinate voting shares outstanding as of May 31, 2005. If we receive and accept for purchase all Options outstanding on May 31, 2005, the aggregate Option Purchase Price will be U.S.$6,962,264.00.

We anticipate making the payment to tendering Option holders for the purchase of Options pursuant to this offer and the payment of related fees and expenses from available cash on hand. We will make all payments in the applicable local currency in the same manner as you are currently paid.

Section 9.    Information About Celestica

General

We are a world leader in the delivery of innovative electronics manufacturing services. We operate a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of integrated services and solutions to leading original electronics manufacturers. Celestica's expertise in quality, technology and supply chain management, and leadership in the global deployment of Lean principles, enables us to provide competitive advantage to our customers by improving time-to-market, scalability and manufacturing efficiency.

We were incorporated in Ontario, Canada under the name Celestica International Holdings Inc. on September 27, 1996. Our legal name and commercial name is Celestica Inc. We are a corporation domiciled in the Province of Ontario, Canada and operate under the Ontario Business Corporations Act. Our principal executive offices are located at 1150 Eglinton Avenue East, Toronto, Ontario, Canada M3C 1H7 and our telephone number is (416) 448-5800.

Additional Financial Information

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase Specified Options is a part, with respect to this offer. This Offer to Purchase Specified Options does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, which we incorporate herein by reference thereto, before making a decision on whether to tender your Options:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2004; and

  •
  our current report on Form 6-K filed with the SEC on May 4, 2005, including financial information for our quarter ended March 31, 2005.

We also incorporate by reference, from the date of filing, all documents we file with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act and any reports on Form 6-K we furnish to the SEC and specifically identify as being incorporated by reference into the Schedule TO, in each case after the date of this offer and on or before the expiration date of this offer. Please see Section 16 of this document for additional materials that you should review before making a decision on whether to tender your Options and for information about how to obtain copies of our SEC filings.

Section 10.    Interests of Officers; Transactions and Arrangements About the Options

Our Chief Executive Officer, our President and our Chief Financial Officer and members of our Board of Directors are not eligible to participate in this offer. Other members of the senior management of Celestica who have Options are eligible to participate in this offer.

As of May 31, 2005, our senior management, excluding the Chief Executive Officer, the President and the Chief Financial Officer, totaling 9 persons, held Options to purchase a total of 533,663 subordinate voting shares, which represented approximately 7.67% of the shares subject to all Options outstanding as of that date.

A list of our senior management, other than our Chief Executive Officer, our President and our Chief Financial Officer, and the number of Options beneficially owned by each of them, is attached to this Offer to Purchase Specified Options as Schedule I. Other persons who might be "control persons" do not hold Options, nor do any associates or subsidiaries of any of them. For information on the beneficial ownership of our subordinate voting shares, you can consult the beneficial ownership table of our Annual Report on Form 20-F for the fiscal year ended December 31, 2004 that was filed with the SEC on March 21, 2005, which is incorporated herein by reference.

Except as has been disclosed in filings with the SEC, there have been no transactions in Options which were effected during the past 60 days by Celestica or its subsidiaries or, to our knowledge, by any member of senior management, director or control person of Celestica, or any member of senior management or director of our subsidiaries.

Except for outstanding options to purchase subordinate voting shares and restricted stock awards granted from time to time to certain of our employees (including senior management) and non-employee directors under Celestica's various equity compensation plans and the Plans, the warrants we issued in connection with our acquisition of Manufacturers' Services Limited, our LYONs and the outstanding share purchase price guarantees pursuant to our Employee Share Ownership and Option Plans, and as described in Onex Corporation's Schedule 13D, as amended, as filed with the SEC, neither we, nor, to our knowledge, any of our control persons, directors or members of senior management, is a party to any contract, arrangement or understanding with any other person with respect to any of our securities, including, but not limited to, any contract, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11.    Status of Options Acquired by Us Pursuant to this Offer; Accounting Consequences of this Offer

Options we purchase in connection with this offer will be cancelled following expiration of this offer, and the subordinate voting shares subject to those Options under the LTIP will be returned to the pool of shares available for the grant of new options and for issuance of subordinate voting shares upon the exercise of new options and other awards under the LTIP. Such shares will be available for new grants to employees and other eligible LTIP participants without further stockholder action, except as required by applicable law or the rules of the Toronto Stock Exchange. Subordinate voting shares subject to Options issued under Plans other than the LTIP will not be reissued. If consummated, this offer will result in a compensation charge to us of U.S.$6,962,264.00 if all of the Options outstanding on May 31, 2005 are tendered and accepted for purchase. We expect that this charge will be reflected in our consolidated financial statements for the third quarter of 2005.

We believe that Celestica will not incur any other compensation expense solely as a result of the transactions contemplated by this offer because we do not presently intend to grant any new options to tendering participants for at least six months and one day after the date we cancel the Options accepted by us in this offer. If we were to grant any options to any tendering Option holder before the expiration of the six month and one day period, our grant of those options to the tendering Option holder would be treated under existing U.S. GAAP as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the Option holder's Option shares tendered for purchase in this offer and to the extent the per share exercise price of such new options is less than the per share exercise price of the Options elected for tender by such holder. In this event, in our U.S. GAAP reconciliation we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options. There is no assurance that any options will be granted to employees after the six month and one day-period expires.

Section 12.    Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by this offer, or of any material approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Options or the payment of the Option Purchase Price for Options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, Options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this offer to accept tendered Options and to pay the Option Purchase Price therefor is subject to the conditions described in Section 6.

Section 13.    Material Income/Withholding Tax Consequences

The following is a description of material income tax and withholding tax consequences of the offer to employees who are residents of Brazil, Canada, China, the Czech Republic, France, Hong Kong, Ireland, Italy, Japan, Malaysia, Mexico, Singapore, Spain, Taiwan, Thailand and the United Kingdom, and to citizens or residents of the United States. Please refer to the country in which you are a resident (or a citizen, for U.S. employees). This discussion is based on the tax laws and interpretations of the laws in force as of the date of this offer, all of which are subject to change. This description does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of holders of our securities.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Brazil

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary income of the eligible participant when received.

Canada

The full value of the Option Purchase Price, including the deferred portion of the Option Purchase Price, if applicable, owed to an eligible participant who tenders Options for cancellation is taxed as employment income of the eligible participant in the year the Options are tendered. However, that amount will be eligible for the 50% stock option deduction normally afforded to stock option exercises.

China

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as taxable employment income of the eligible participant when received.

Czech Republic

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as taxable employment income of the eligible participant when received. The employer must withhold income tax from the payments.

France

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as employment income of the eligible participant when received. This payment is subject to social security charges and individual income taxes.

Hong Kong

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as employment income of the eligible participant when received. An amended tax return will be required in 2008 for the eligible participants who are entitled to receive an aggregate Option Purchase Price of more than U.S.$10,000.

Ireland

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as employment income of the eligible participant when received. This payment is subject to income taxes and social security withholding (PAYE and PRSI).

Italy

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary gross taxable compensation of the eligible participant when received for both social security and income tax purposes. If the deferred portion of the Option Purchase Price is payable to an employee whose employment is terminated prior to the end of the three-year deferral period, the payment may be treated as a "termination payment" subject to separate taxation, and therefore not subject to social security contribution.

Japan

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary employment income of the eligible participant when received.

Malaysia

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as cash remuneration to the eligible participant when received. The deferred portion of the Option Purchase Price is taxable upon receipt but is considered income arising in 2005, the year of the purchase.

Mexico

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary employment income of the eligible participant when received.

Singapore

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary employment income of the eligible participant when received.

Spain

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary employment income of the eligible participant when received.

Taiwan

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary employment income of the eligible participant when received.

Thailand

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary employment income of the eligible participant when received.

United Kingdom

The cash amount paid to an eligible participant who tenders Options for cancellation is taxed as ordinary employment income of the eligible participant when received. This payment is subject to National Insurance Contributions.

United States

The cash amount paid to an eligible participant who tenders Options for cancellation (including any amount representing interest on the deferred portion of the Option Purchase Price) is taxed as employment income of the eligible participant when received. This payment is subject to withholding of income and employment (payroll) taxes.

Section 14.    Extension of Offer; Termination; Amendment

We may at any time and from time to time, extend the period of time during which this offer is open and delay accepting any Options surrendered or tendered for purchase by publicly announcing the extension and giving oral or written notice of the extension to the eligible participants.

Prior to the expiration date of this offer, we may postpone our decision as to whether or not to accept and cancel any Options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the Option holders. Our right to delay accepting and canceling Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which stipulates that we must pay the consideration offered or return the surrendered Options promptly after we terminate or withdraw this offer.

Prior to the expiration date of this offer, we may terminate this offer if any of the conditions described in Section 6 occurs. In such event, any tendered Options will continue to be held by the tendering Option holder as if no tender had occurred.

As long as we comply with all applicable laws, we reserve the right, in our sole discretion, to amend this offer in any way, including decreasing or increasing the consideration offered in this offer to eligible participants or by changing the number or type of options eligible to be purchased in this offer.

We may amend this offer at any time by publicly announcing the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to this offer will be made by publishing it to the Global Human Resources intranet site under "Option Exchange."

If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

  •
  increase or decrease what we will give you as payment for your Options; or

  •
  change the type of options eligible to be tendered in this offer; or

  •
  increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the subordinate voting shares issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend this offer for a period of at least ten business days after the date the notice is published.

Section 15.    Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking Option holders to tender Options under this offer.

Section 16.    Additional Information

This Offer to Purchase Specified Options is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Purchase Specified Options does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Options:

  (a)
  our annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on March 21, 2005;

  (b)
  our current reports on Form 6-K, filed with the SEC on March 21, 2005, April 21, 2005, May 4, 2005, and May 17, 2005, respectively; and

  (c)
  the description of the subordinate voting shares incorporated into the Registration Statement on Form 8-A (as filed with the SEC on June 9, 1998) and any amendment or report filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

Our subordinate voting shares are quoted on the New York Stock Exchange under the symbol "CLS" and on the Toronto Stock Exchange under symbol "CLS.SV."

We will also provide, without charge, to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Celestica Inc.
1150 Eglinton Avenue East
Toronto, Ontario M3C 1H7
Canada
Attention: Investor Relations

or by telephoning 416-448-2211 between the hours of 9:00 A.M. and 5:00 P.M., Eastern Time.

As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Purchase Specified Options, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in this Offer to Purchase Specified Options about Celestica should be read together with the information contained in the documents to which we have referred you in this Offer to Purchase Specified Options.

Section 17.    Forward-Looking Statements; Miscellaneous

This offer and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed Annual Report on Form 20-F. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to tender be accepted from or on behalf of, the Option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Celestica Inc.
June 13, 2005

SCHEDULE I
INFORMATION CONCERNING THE SENIOR MANAGEMENT OF
CELESTICA INC. WHO HOLD ELIGIBLE OPTIONS

The senior management of Celestica who hold Options, other than the Chief Executive Officer, the President and the Chief Financial Officer, and their positions and offices as of May 31, 2005, are set forth in the following table. Other control persons do not hold Options.

NAME, BUSINESS ADDRESS AND BUSINESS TELEPHONE NUMBER(1)(2)	POSITIONS AND OFFICES HELD	ELIGIBLE OPTIONS BENEFICIALLY OWNED	PERCENTAGE OF OUTSTANDING OPTIONS(3)
Peter Bar	Senior Vice President and Corporate Controller	34,800	0.50%
John Boucher	Chief Supply Chain and Procurement Officer and Senior Vice President	9,263	0.13%
Arthur P. Cimento	Senior Vice President, Corporate Strategies	62,000	0.89%
Lisa J. Colnett	Senior Vice President, Human Resources	67,000	0.96%
Elizabeth DelBianco	Senior Vice President, Chief Legal Officer and Corporate Secretary	34,800	0.50%
Iain S. Kennedy	Group Executive, Global Supply Chain and Information Technology	72,000	1.03%
Paul Nicoletti	Senior Vice President and Corporate Treasurer	34,800	0.50%
Neo Kia Quek	President, Asia	77,000	1.11%
Rahul Suri	Senior Vice President, Corporate Development	142,000	2.04%

(1)
The business address for each of our members of senior management is c/o Celestica Inc., 1150 Eglinton Avenue East, Toronto, Ontario M3C 1H7 Canada.

(2)
The telephone number is 416-448-5800.

(3)
Calculated based on May 31, 2005 total eligible Options outstanding.

SCHEDULE II
NAMES AND LOCATIONS OF SITE REPRESENTATIVES

Country: Canada

Site name: Toronto
 Contact name: Bev Reynolds
 E-mail: breynold@celestica.com
 Address: Celestica
844 Don Mills Road
Toronto
Ontario
M3C 1V7

Country: USA

Site name: Arden Hills
 Contact name: Sue Bergman
 E-mail: sbergma@celestica.com
 Address: Celestica
4300 W. Round Lake Road
Arden Hills MN 55112

Site name: Austin
 Contact name: Peggy Hayden
 E-mail: phayden@celestica-catc.com
 Address: Celestica
4616 W Howard Lane Building 1, Suite 100
Austin TX 78728

Site name: Boulder
 Contact name: Pam Stackpole
 E-mail: pamstac@celestica.com
 Address: Celestica
9 Northeastern Boulevard
Salem, NH
03079

Site name: Chippewa Falls
 Contact name: Pam Stackpole
 E-mail: pamstac@celestica.com
 Address: Celestica
9 Northeastern Boulevard
Salem, NH
03079

Site name: Dallas
 Contact name: Jennifer Winters
 E-mail: jwinter@celestica.com
 Address: Celestica
1050 Venture Court
Carrolton, Texas
75006-5410

Site name: Denver/Westminster
 Contact name: Mary Scott
 E-mail: mlscott@celestica.com
 Address: Celestica
1200 W 120th Ave, Suite 239
Westminster, Colorado
80234

Site name: Fort Collins
 Contact name: Elaine Gutcher
 E-mail: egutcher@celestica.com
 Address: Celestica
4701 Technology Pkwy
Fort Collins CO 80528

Site name: Little Rock
 Contact name: Denise Shower
 E-mail: dshower@celestica.com
 Address: Celestica
7400 Scott Hamilton Dr
Little Rock AR 72209

Site name: Milwaukie
 Contact name: Pam Stackpole
 E-mail: pamstac@celestica.com
 Address: Celestica
9 Northeastern Boulevard
Salem, NH
03079

Site name: Mt. Pleasant
 Contact name: Laurie Hempen
 E-mail: lhempen@celestica.com
 Address: Celestica
1615 East Washington Street
Mt. Pleasant, IA
52641

Site name: Oklahoma City
 Contact name: Marianne Stevens
 E-mail: mstevens@celestica.com
 Address: Celestica
9 Northeastern Boulevard
Salem, NH
03079

Site name: Raleigh/Morrisville
 Contact name: Sandra H Martin
 E-mail: shmartin@celestica.com
 Address: Celestica
9400 Globe Center Drive #121
Morrisville, NC 27560

Site name: Rochester
 Contact name: Pam Stackpole
 E-mail: US HR Service Center@celestica.com
 Address: Celestica
9 Northeastern Boulevard
Salem, NH
03079

Site name: Salem
 Contact name: Maryam Peters
 E-mail: mpeters@celestica.com
 Address: Celestica
9 NE Boulevard
Salem NH 03079

Site name: San Francisco
 Contact name: Stephanie Thompson
 E-mail: stepht@celestica.com
 Address: Celestica
560 California Street, 16th fl
San Francisco, CA 94104

Site name: San Jose
 Contact name: Stephanie Thompson
 E-mail: stepht@celestica.com
 Address: Celestica
5325 Hellyer Avenue
San Jose, CA 95138

Site name: Charlotte (MSL)
 Contact name: Gladys Duvall
 E-mail: gduvall@celestica.com
 Address: Celestica
7345 IBM Drive
Charlotte, NC 28262

Site name: Carrollton
 Contact name: Pam Stackpole
 E-mail: pamstac@celestica.com
 Address: Celestica
9 Northeastern Boulevard
Salem, NH
03079

Country: China

Site name: Dongguan
 Contact name: Belinda Yu
 E-mail: byu@celestica.com
 Address: Celestica Dongguan
#3 One Street
Maiyuan Village, Changping Town
Dongguan
China

Site name: Shanghai
 Contact name: Ivy Ma
 E-mail: ivyma@celestica.com
 Address: Celestica Shanghai
3/F, 318 Fa Sai Road, Waigaoqiao Free Trade Zone,
2005 Yang Gao Bei Road, Pudong
Shanghai
China

Site name: Suzhou
 Contact name: Victor Cui
 E-mail: vcui@celestica.com
 Address: Celestica Suzhou
448# Su Hong Middle Road, Suzhou Industrial Park
Suzhou
China

Site name: Hong Kong
 Contact name: Karen Chung
 E-mail: karchung@celestica.com
 Address: Celestica Hong Kong
4/F, Goldlion Holdings Centre,
13-15 Yuen Shun Circuit, Siu Lek Yuen, Shatin
Hong Kong
Hong Kong

Country: Malaysia

Site name: Johor Bahru
 Contact name: Chuan Mei Moi
 E-mail: chuanmm@celestica.com
 Address: Celestica Malaysia
No. 10 & 10A, Jalan Bayu, Kawasan Perindustrian Hasil
Johor Bahru
Johor
Malaysia
81200

Site name: Kulim
 Contact name: Kamala Thangasamy
 E-mail: kamalat@celestica.com
 Address: Celestica Malaysia
Plot 15, Jalan Hi-Tech 2/3 Phase 1
Kulim
Kedah
Malaysia
9000

Country: Singapore

Site name: Singapore
 Contact name: Ling Hui Chin
 E-mail: linghc@celestica.com
 Address: Celestica Singapore
33 Marsiling Industrial Estate Road 3
Singapore
739257

Site name: Singapore Omni Plastics (Sites 0083, 0112 and employees at 2/F 318 Fasai Road WaiGaoQiao Free Trade Zone, Pudong Shanghai)
 Contact name: Mary Tan
 E-mail: matan@celestica.com
 Address: Omni Plastics Pte Ltd
Block 33 Marsiling Industrial Estate Road 3
#06-03 Woodlands Avenue 5
Singapore 739256

Country: Taiwan

Site name: Taipei
 Contact name: Roy Hsieh
 E-mail: rhsieh@celestica.com
 Address: Celestica International Taiwan Branch
1F, 117, Sec. 1, Chung Chen RD
Taipei, Taiwan

Country: Thailand

Site name: Thailand
 Contact name: Panrasi Dechsupa
 E-mail: dpanrasi@celestica.com
 Address: Celestica Thailand
4918 Moo 5, Tungsukhla
Sriracha
Chonburi
Thailand
20230

Country: Czech Republic

Site name: Kladno
 Contact name: Ludmila Bednarova
 E-mail: lbednaro@celestica.com
 Address: Celestica Czech Republic S.R.O.4
Ulice Osvobozeni 363
Rajecko
Czech Republic
679 02

Site name: Rajecko
 Contact name: Ludmila Bednarova
 E-mail: lbednaro@celestica.com
 Address: Celestica Czech Republic S.R.O.4
Ulice Osvobozeni 363
Rajecko
Czech Republic
679 02

Country: France

Site name: Saumur
 Contact name: Aurelie Chapeleau
 E-mail: achapel@celestica.com
 Address: Celestica
ZI de Saint Lambert
Saumur
Cedex
France
49142

Country: Italy

Site name: Vimercate
 Contact name: Francesco Spada
 E-mail: fspada@celestica.com
 Address: Celestica Italia S.r.l.
Via Lecco 61
Vimercate
Milano
Italy
20059

Country: Japan

Site name: Gunma
 Contact name: Yumiko Kobayashi
 E-mail:ykobayas@celestica.com
 Address: Celestica Japan KK
450-3 Higashishinmachi, Ota-shi
Gunma
Japan
373-0015

Site name: Tokyo
 Contact name: Satoshi Yamamoto
 E-mail:syamamo@celestica.com
 Address: Celestica Japan KK
Teito Misakicho Bldg. 6F, 7-10, Misakicho 2-chome, Chiyoda-ku
Tokyo
Japan
101-0061

Site name: Miyagi
 Contact name: Toshihiko Shikano
 E-mail:shikano@celestica.com
 Address: Celestica Miyagi
2, Aza Raijin Yoshioka Taiwa-cho Karokawa-gun
Miyagi
Japan
981-3681

Site name: Kawasaki
 Contact name: Yumiko Kobayashi
 E-mail:ykobayas@celestica.com
 Address: Celestica Japan KK
450-3 Higashishinmachi, Ota-shi
Gunma
Japan
373-0015

Country: Mexico

Site name: Monterrey
 Contact name: Claudia Rios
 E-mail:crios@celestica.com
 Address: Celestica de Monterrey
Calle Octava #102 Pte
Parque Industrial Monterrey
Apodaca, N.L.
Mexico
cp 66600

Site name: Quéretaro (SITE 0112)
 Contact name: Claudia Rios
 E-mail:jcpalaci@celestica.com
 Address: Celestica de Monterrey
Calle Octava #102 Pte
Parque Industrial Monterrey
Apodaca, N.L.
Mexico
cp 66600

Country: Brazil

Site name: Brazil
 Contact name: Sergio Venticinque
 E-mail:sventici@celestica.com
 Address: Celestica do Brazil Ltda
Rod.SP 340 S/N Km 128,7B
Jaguariuna
Sao Paulo
Brazil
CEP 13820-000

Country: UK

Site name: Kidsgrove
 Contact name: Mark Steadman
 E-mail: msteadma@celestica.com
 Address: Celestica Limited
The Clock Tower, Manor Lane
Holmes Chapel
Cheshire
UK
CW4 8DJ

Site name: Telford
 Contact name: Mark Steadman
 E-mail: msteadma@celestica.com
 Address: Celestica Limited
The Clock Tower, Manor Lane
Holmes Chapel
Cheshire
UK
CW4 8DJ

Country: Ireland

Site name: Dublin
 Contact name: Helen Fahy
 E-mail:hfahy@celestica.com
 Address: Celestica Galway (MSL)
Parkmore Business Park West
Ballybrit
Ireland

Country: Spain

Site Name: Valencia
 Contact name: Anabel Marti
 E-mail:amarti@celestica.com
 Address: Celestica Valencia S.A.
Ctra. Valencia — Ademuz km 17,6
La Pobla De Vallbona
Valencia
Spain
46185

Country: Romania

Site name: Oradea
 Contact name: Mihaela Lupascu
 E-mail:mlupasc@celestica.com
 Address: Celestica
Soseaua Borsului nr. 400
Oradea
Romania

QuickLinks

OFFER TO PURCHASE SPECIFIED OPTIONS
IMPORTANT
TABLE OF CONTENTS
INDEX TO SUMMARY TERM SHEET
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE OFFER
QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO TENDER OPTIONS FOR PURCHASE
THE OFFER
SCHEDULE I INFORMATION CONCERNING THE SENIOR MANAGEMENT OF CELESTICA INC. WHO HOLD ELIGIBLE OPTIONS
SCHEDULE II NAMES AND LOCATIONS OF SITE REPRESENTATIVES